Exhibit 8.1

Fort Lauderdale	Akerman Senterfitt
Jacksonville	One Southeast Third Avenue
Los Angeles	25th Floor
Madison	Miami, Florida 33131-1714
Miami
New York	www.akerman.com
Orlando
Tallahassee	305 374 5600 tel 305 374 5095 fax
Tampa
Tysons Corner
Washington, DC
West Palm Beach
September 28, 2009
Ideation Acquisition Corp.
1105 N. Market Street, Suite 1300
Wilmington, Delaware 19801
ID Arizona Corp.
1105 N. Market Street, Suite 1300
Wilmington, Delaware 19801
RE: Registration Statement Tax Disclosure
Ladies and Gentlemen:
We have acted (or will act) as counsel for Ideation Acquisition Corp, a Delaware corporation (“Ideation”), and ID Arizona Corp., an Arizona corporation (“ID Arizona”), in connection with (a) the proposed merger of Ideation with and into ID Arizona, with ID Arizona surviving, (b) the conversion of ID Cayman into a Cayman Islands exempted company, SearchMedia Holdings Limited (“ID Cayman”), pursuant to a conversion and continuation procedure under Arizona and Cayman Islands law, (c) the exchange by ID Cayman of certain of its common shares for Series A Preferred shares of ID Cayman, and (d) the acquisition by ID Cayman of the equity of SearchMedia International Limited (“SM Cayman”) (such transactions, taken together, the “Transactions”). At your request, and in connection with the Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the “SEC”) in connection with the Transactions (as amended through the date thereof, the “Registration Statement”), we are rendering our opinion, effective as of the date of the declaration of effectiveness of the Registration Statement by the SEC, concerning the material federal income tax consequences of the Transactions. For purposes of this opinion, capitalized terms used and not otherwise defined herein shall have the meaning ascribed thereto in the Registration Statement and references herein to the Registration Statement shall include all exhibits and schedules thereto.
For purposes of the opinion set forth below, we have examined (without any independent investigation or verification) (i) the Agreement and Plan of Merger, Conversion and Share Exchange, dated as of March 31, 2009, as amended, by and among Ideation, ID Arizona, SM Cayman, certain subsidiaries, shareholders, warrantholders, and representatives of SM Cayman set forth in schedules to the Share Exchange Agreement, and The Frost Group, LLC, a Delaware limited liability company, including all annexes, exhibits, and schedules to such agreement (the “Share Exchange Agreement”) and (ii) the Registration Statement. In addition, we have examined and relied as to matters of fact upon, originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments and made such other inquiries as we have deemed necessary or appropriate to enable us to render the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.
In rendering such opinion, we have assumed, with the consent of Ideation and ID Arizona, that (i) the Transactions will be effected in accordance with the Share Exchange Agreement, (ii) the relevant statements concerning the Transactions set forth in the Share Exchange Agreement and the Registration Statement are true, complete and accurate and will remain true complete and accurate at all times up to and including the consummation of the Transactions, (iii) any representations made in the Share Exchange Agreement, if relevant, “to the best knowledge of,” or similarly qualified are true, complete and accurate and will remain true, complete and accurate at all times up to and including the consummation of the Transactions, in each case without such qualification, and (v) as to all matters as to which any person or entity represents that it is not a party to, does not have, or is not aware of any plan, intention, understanding or agreement, there is, in fact, no such plan, intention, understanding or agreement. We have also assumed, with the consent of Ideation and ID Arizona that the parties have complied with and, if applicable, will continue to comply with, the relevant covenants contained in the Share Exchange Agreement. If any assumption above is untrue for any reason, our opinion might be adversely affected and may not be relied upon.
Based upon the foregoing, we adopt and confirm the statements under the caption “Material United States Federal Income Tax Considerations” in the Registration Statement, to the extent they constitute legal conclusions and relate to the tax consequences of the Transactions to Ideation, ID Arizona, and their stockholders, as our opinion of the material United States federal income tax consequences of the Transactions to such parties.

We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Transactions under any state, local or foreign laws, or with respect to other areas of United States federal taxation.
Our opinion is based upon the Internal Revenue Code, published judicial decisions, administrative regulations and published rulings and procedures as in existence on the date hereof. Future legislative, judicial or administrative changes, on either a prospective or retroactive basis, could affect our opinion. Further, our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service or a court will not take a contrary position. We assume no responsibility to advise you of any subsequent changes of the matters stated, represented or assumed herein or any subsequent changes in applicable law regulations or interpretations thereof.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the references to our firm name under the headings “Material United States Federal Income Tax Considerations” and “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under or Section 7 of the Securities Act of 1933, as amended (the “Securities Act”) or the rules and regulations of the SEC promulgated thereunder, or that we are experts within the meaning of Section 11 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.
This opinion has been furnished to you solely in connection with the transactions described herein and may not be relied upon by any person other than you and your stockholders, or by you or your stockholders for any other purpose without our specific, prior, written consent.
Very truly yours,
/s/ Akerman Senterfitt

AKERMAN SENTERFITT